Exhibit 10.8

INFORMATION
TECHNOLOGY
SERVICES
AGREEMENT

Between

GENERAL
ELECTRIC
INTERNATIONAL,
INC

&
PATNI COMPUTER
SYSTEMS, INC

INFORMATION TECHNOLOGY SERVICES AGREEMENT

THIS AGREEMENT is made at Delhi, India on November 12, 2003

Between:

General Electric International, Inc., a Delaware corporation (the “Company”) with its head office at Two Corporate Drive, Shelton, CT.

And:

Patni Computer Systems, Inc, a Massachusetts corporation (“Contractor) with its head office at 238, Main Street, 403 Suite Cambridge, MA 02142.

WHEREAS:

A             The Company wishes to authorize the Contractor to perform certain software related services in accordance with this Agreement.

B             The parties understand that the work to be undertaken by the Contractor under this Agreement will be performed in part by the employees of Contractor and its controlled subsidiaries or controlled affiliates.

C             The Contractor has the requisite skills, personnel and legal right to perform such software related services.

NOW, THEREFORE, the parties agree as follows:

1              APPOINTMENT AND PURPOSE

1.1           The Company hereby appoints the Contractor on a non-exclusive basis either by itself or through the Global Development Center (“GDC”) and its approved branch offers or affiliates, to provide software development, implementation, maintenance, support and other Information Technology services on the terms of this Agreement, and the Contractor hereby access such appointment. The period of appointment is from 1st January 2004 through 31st December 2006, which may be extended by mutual consent, under the same terms and conditions of this Agreement (including any amendments made pursuant to Section 16.6 of this Agreement). Nothing in this Agreement precludes the Company from obtaining the same or similar services from other vendors, wherever located.

The overall purpose of this Agreement is the continuing development of a center, owned and operated by the Contractor (“Global Development Center” or “GDC”), which provides the Company with high quality and cost effective software maintenance and development services, both at the GDC locations (“offshore”) and at the Company’s various locations (“onshore”). Nothing in this Agreement affects service agreements or Task Orders that were executed prior to the effective date of this Agreement.

2.             PROCUREMENT OF SERVICES

Task Orders

2.1           The Company may from time to time request that the Contractor perform certain services by submitting a Task Order to the Contractor that specifies the services to be provided by the Contractor. The Contractor is not obligated to sign and accept the Company’s Task Orders, however, the Contractor will use its best efforts to accept such Task Orders and fulfill its requirements. Once the Contractor accepts a Task Order, the Contractor must perform the work specified in such Task Order. In performing such work, and subject to this Agreement or Task Order, the Contractor shall be free to exercise its discretion as to the method and means of performance of its services. The Task Order could be a Fixed Price engagement or a Time and Material engagement.

Fixed Price Task Order

2.2           Fixed Price Task Orders will be issued to engage Contractor for a fixed scope of work, within a defined timeframe. The number and details of resources to be applied to the work will be at the Contractor’s discretion. The Company will specify certain norms to ensure quality and consistency in the Task Order in which once issued, will not generally be changed, except after mutual discussions. Norms may include and are not limited to target service levels and associated rewards and penalties, acceptable personnel attrition, value, volume or early payment discounts and other requirements at the Company’s discretion.

Time and Material Task Order

2.3           Time and Material Task Orders will be issued to engage Contractor for the availability of resources at an agreed rate, to perform specific tasks.

2.4           All communications with, and deliverables to, the Company, including, without limitation, software, documentation, manuals, training materials, reports, screens, progress reports and invoices, shall be in English or such other language as may be designated by the Company.

Benefits of the Agreement

2.5           Task Orders may be issued by the Company, its parent company, General Electric Company, and the subsidiaries and affiliates of its parent company (including, without limitation, joint ventures or other entities in which any such entity is a shareholder). Task Orders issued by any such entity will be governed by the terms of this Agreement and the Contractor shall perform such Task Order as if this Agreement had been executed by the Contractor and the entity placing such Task Order, where any reference to the Company and Contractor in this Agreement shall be read as a reference to that entity. However, the Company shall have no liability nor shall it be in any way responsible for the failure of such entity to perform its obligations under a Task Order placed by it. In the event that a Task Order is terminated at the request of the Company or one of its affiliates, the parties involved will mutually resolve any issues from such termination pursuant to Section 13 of this Agreement.

2.6           The Contractor agrees, at the Company’s request, to incorporate the provisions of this Agreement into a Task Order issued by the Company which may require the Contractor to perform services directly for another entity named by, and who is performing services for, the Company. The Contractor further agrees to make the terms of this Agreement available to the Company’s suppliers (including software and system integrator suppliers), partners and customers, when mutually identified and agreed by the Company and the Contractor. Further, the Contractor will cooperate with the Company to identify opportunities for the Company’s suppliers and customers to reduce technology costs. Should, as a result of this cooperative relationship, the Contractor benefit by receiving Task Orders and contracted services directly with the Company’s suppliers and/or customers, then these associated volumes may accrue credit to any Company volumes referenced in this Agreement.

Incorporation of terms

2.7           Any Task Order submitted to the Contractor which refers to this Agreement specifically incorporates the provisions of this Agreement (such that all references to the Company shall be read as a reference to the entity who submitted the Task Order), unless such Task Order explicitly provides that such Task Order or any part thereof does not so incorporate this Agreement or any part hereof. Should a Task Order submitted by the Company or one of its controlled subsidiaries make no reference whatsoever to this Agreement, then this Agreement and its provisions shall nonetheless be deemed to have attached to such Task Order, with a references to the Company in the Agreement being read as a reference to the entity that submitted the Task Order.

Hierarchy

2.8           Where there is a conflict between the language contained in this Agreement and a specific Task Order, the language contained in the Task Order will prevail.

Technical Clarification

2.9           The Company may notify the Contractor of technical clarifications to any Task Order at any time provided such clarification is within the general scope of either this Agreement or the relevant Task Order.

2.10         If the Contractor receives a technical clarification that may affect cost, completion schedule or any other provision of this Agreement or the relevant Task Order, then the Contractor will provide the Company with a proposed amendment to the Task Order incorporating the proposed changes and will not implement the technical clarification unless and until it has received written confirmation of such clarification and acceptance of the proposed amendment to the Task Order, from the Company.

2.11         No cost that the Contractor incurs as a result of implementing a technical clarification may be the basis for an adjustment of the fees to be paid under a Task Order unless the Company had agreed in writing to such price adjustment prior to the Contractor incurring the additional costs.

Service Level Agreements

2.12         The terms of this Agreement shall not supercede any separately negotiated and agreed upon Service Level Agreements between the Company and the Contractor. Particularly in fixed price maintenance agreements, the expected level of service and expectations will be outlined in each governing Service Level Agreement.

Transition between Time and Materials and Fixed Price

2.13         The Company reserves the right to continue to convert existing Time and Materials maintenance Task Orders to fixed-price projects on terms and conditions to be mutually agreed between the parties.

3.             CONTRACTOR PERSONNEL

General

3.1           The Contractor is responsible for providing personnel to perform its obligations under this Agreement. The Contractor undertakes to enter into written agreements with all such personnel obligating them in a manner that will enable the Contractor to fully discharge all of its obligations under this Agreement including, without limitation, all obligations under Section 8 with respect to Intellectual Property. The Contractor further undertakes to cause all personnel involved in this Agreement or Task Orders performed hereunder to acknowledge and agree in writing that any use or disclosure of confidential information of the Company in any form other than as contemplated herein, shall materially breach the terms of this Agreement and shall materially injure the Company. The Contractor will indemnify the Company, its employees, directors and officers, and hold the Company, its employees, directors and officers, harmless against any and all liability and or damages caused by such breach.

3.2           The number of personnel and staffing levels of each GDC will be based on the combined project requirements of the Company as supplemented by annual forecasts of the Company’s needs and will be mutually agreed from time to time. The accuracy and updates to the forecast are the responsibility of the Contractor through its relationship with the various GE entities. The Contractor will be entirely responsible for staff selection and hiring in order to meet the forecasts, including, without limitation, determining and hiring the appropriate mix of skill types and expertise levels. However, the Company may, at its sole discretion, review sample resumes and capabilities and interview key personnel (identified in the relevant Task Order) assigned to Fixed Price and Time and Material engagements, and advise the Contractor as appropriate. Further, the Contractor shall be solely responsible for all matters in connection with its personnel (including, without limitation, provision of salary, benefits, training, promotions and provision of visas, work permits, housing and related matters while on-site).

3.3           The Contractor will make available additional resources that could be used to staff unexpected, even temporary, increases in the forecasts. These additional resources will be committed to the GDC once the Contractor has accepted the confirmed Task Orders.

3.4           The Contractor will be solely responsible for maintaining satisfactory standards of personnel competency, conduct and integrity and for taking such disciplinary action with respect to all such personnel as may be required under the circumstances.

3.5           In the case of a Time and Materials engagement, the Company may require the Contractor to immediately remove any personnel from the performance of a Task Order whose continued work on a Task Order is, in the sole discretion of the Company, found to be contrary to the Company’s interest. In addition, if, during the first four (4) weeks of performance pursuant to a Task Order, the Company requests the Contractor to remove personnel from such performance, then the Contractor will promptly reimburse the Company for the charges for the period such personnel worked on such Task Order. Company may remove Contractor personnel from any engagement in the event that the resource acts contrary to Company interests.

3.6           In the case of a Time and Materials engagement, if any person provided by the Contractor becomes unavailable for whatever reason during performance of a Task Order, including without limitation, illness, death and incapacitation, the Contractor will provide a fully trained replacement within two (2) weeks.

Training

3.7           The Contractor will ensure that prior to their deployment, the personnel the Contractor provides to work on the Company’s Task Orders are provided training that is adequate to ensure that they are proficient and able to discharge their duties, as defined by such Task Order. The Company reserves the right to require the Contractor to provide training specific to the execution of Task Orders, free of cost to the Company, if personnel are either inadequately trained or need specialized training for the execution of Task Orders, at the Company’s discretion.

Model of Operation

3.8           The Contractor shall at all times select the most appropriate model of operation, which could be a combination of Nearshore, Offshore and Onshore resources.

Retention

3.9           The Contractor agrees that the total overall retention level of the GDC personnel will be a minimum of 85%, so as to ensure that the Company’s critical business applications and infrastructure maintain the level of continuity and skill that is required for their development and maintenance. The Contractor will ensure that 85% of the GDC personnel who were working on any Task Order, twelve (12) months ago, should continue to be working on any Task Order during the current month. Retention under this definition will be calculated as below:

Aggregate personnel working on Task Orders in current month                   X     100

Aggregate personnel working on Task Orders in the same month of previous year

The definition of aggregate above excludes personnel who have been added or reduced from the GDC headcount in the previous 12 months by the Contractor as per plans approved by an authorized official of the Company.

The Company may establish non-monetary penalties from time to time, if retention levels are found to be consistently in material breach of this provision.

3.10         Specific Task Orders may define retention levels that are greater than the 85% level defined above, if such increased levels are required to secure the need of continuity on specific business applications and infrastructure. The Company may define and impose penalties, in the event that the Contractor fails to achieve such retention levels.

Status of Contractor personnel

3.11         The status of Contractor shall be that of independent contractor, and Contractor shall not, at any time or for any purpose, be deemed an employee, or agent of Company. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations and actions as set forth in this Agreement.

Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Contractor or any employee or agent of Contractor. Each party will be solely responsible for payment of all compensation owed to its employees, as well as federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to such personnel as employees of the applicable party. Each party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such party’s employees may be entitled. Contractor is not eligible for nor may Contractor participate in any employment benefits or benefit plans of Company or any of its affiliated companies. Contractor will not assert a claim of employment against Company or its affiliated Companies nor claim any entitlement to participation in their benefit programs. If, however, Contractor is deemed to be eligible for participation in such benefits or plans, Contractor hereby waives and releases any such rights.

Non-Solicitation

3.12         The Company acknowledges that personnel to be provided by the Contractor represent a significant investment in recruitment and training, the loss of which would be detrimental to the Contractor’s current and future business and profits. Accordingly, the Company covenants that for the term of this Agreement and for a period of six (6) months after its termination, the Company will not directly or indirectly:

(a)   Recruit, hire, engage or attempt to recruit, hire or engage or discuss employment with any person who is or was an employee or agent of the Contractor, including its subcontractors, assigned to work on a Task Order issued under this Agreement within twelve (12) months of such recruitment, hiring, engaging or discussion of such activity during the term of this Agreement; or

(b)   Induce any person who is or was an employee, or agent of the Contractor, including its subcontractors, assigned to work on a Task Order issued under this Agreement at any time during the term of this Agreement to terminate his relationship with the Contractor or any related company or introduce such person to any potential employer. For the purpose of this Section 3.12 only, the terms the “Company” and the “Contractor” respectively shall include any parties together with all other entities controlling, controlled by or under common control of such parties including but not limited to any agents or representatives thereof collectively referred to as the “controlled entities”; provided however, that such controlled entities shall be subject to this provision only if they have submitted Task Orders to the Contractor that incorporate the provisions of this Agreement.

3.13         The Contractor will not recruit, hire, engage, or attempt to recruit, hire, engage or discuss employment with any person who is an employee or agent of the Company, during the term of this Agreement unless by explicit approval of an authorized representative of the Company.

3.14         Any associates hired from other suppliers of the Company, working on Information Technology Services projects of the Company, will not be allocated in the Company GDC program, for twelve (12) months, after the recruitment.

Work for competitors

3.15         Where the Company lists or provides details of its competitors, the Contractor undertakes that it will not assign its employees who have worked on a Task Order issued under this Agreement to work on a similar project for the named competitor of the Company for a period of twelve (12) months following completion of the work on such Task Order. Nothing in this Section 3.15 precludes the Contractor’s affiliated companies who are not involved in performance of services on any particular Task Order from accepting employment from or engaging in work or business for competitors of the Company.

Background checks for Contractor Personnel located at GDC

3.16         (a)           The Contractor will ensure that personnel located at a GDC who have access to any Company infrastructure, Task Orders, documents or intellectual property are screened to prevent malicious damage to the Company’s interests.  Background checks for Contractor and sub-contractor personnel will be completed as per Company’s requirements. These will include but not be limited to criminal background check, proof of residence check, employment references and education qualifications verification for a period of seven years, prior to having access to any Company infrastructure, Task Orders, documents or intellectual property.

(b)           In the performance of such background checks, the Contractor shall employ processes in compliance with Company requirement as communicated from time to time.

(c)           The Contractor shall ensure that bona fide agencies are employed to complete background checks and those agencies do not have any access whatsoever to Company infrastructure, Task Orders, documents or intellectual property, during the course of conducting such checks.

(d)           The Contractor shall supply information related to background checks promptly, and no Contractor or subcontractor employee can be assigned to a Company Task Order or account prior to successful completion of the background check.

New Contractor Personnel located at Company Facilities

3.17         Contractor shall perform, prior to placement and after securing appropriate written authorization from its personnel, a background screen to assure that none of the Contractor’s personnel assigned to work at a Company worksite, or regularly performing duties at a Company worksite, is included on a government list prohibiting the Contractor, as the employer, from engaging in financial or other transactions with one of the Contract’s personnel. Should any Contractor personnel be required to perform duties in a Company site within the United States, then Contractor shall also assure the Contractor personnel’s status to rightfully work in the United States through compliance with applicable immigration laws, regulations, and processes. Similarly, Contractor will ensure that its personnel, in whatever country they may be located to service Company, are rightfully able to work in that country, subject to that country’s immigration and labor laws.

Company may audit Contractor’s compliance with these requirements upon reasonable notice during the normal and regular working hours of the Contractor. Each Party shall bear its own costs and expenses associated with the audit.

If Contractor personnel are to be placed in positions which the Company or its affiliates, in its sole discretion, determines to be “security sensitive,” Contractor shall:

(a)           Prior to placement, perform criminal conviction screening through an authorized background-reporting agency. The background screen will cover at least a seven (7) year time period, and include all locations in which the Contractor personnel resided or worked during that period. Contractor shall retain a copy of such report for inspection by Company for at least one year following the end of placement at a Company worksite. Contractor shall exercise its best efforts to assure that none of its personnel pose a threat to the safe working environment at the Company site, or a threat to the integrity of business operations. No Contractor personnel who lied by failing to disclose any prior criminal conviction on his or her pre-placement or employment application will be placed with the Company. Contractor shall also verify employment history up to the last seven (7) years.

(b)           Upon Company’s request, the background screen shall include: i) verification of the Contractor personnel’s highest level of education, and ii) driving record search.

All screens identified in this section shall be performed at the Contractor’s expense. Company shall have the right to audit Contractor’s compliance with these requirements upon reasonable notice during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit.

Existing Contractor Personnel located at Company Facilities

3.18         For all workers currently assigned to a Company location for less than a year prior to the signing of this Agreement, Contractor will:

(a)           Perform, after securing appropriate written authorization from its personnel, a background screen to assure that no personnel assigned to work at a Company worksite, or regularly performing duties at a Company worksite, is included on a government list prohibiting the Contractor, as the employer, from engaging in financial or other transactions with a Contractor worker. For any Contractor personnel performing duties or assigned to work in a Company site within the United States, then Contractor shall also assure the Contractor personnel’s status to rightfully work in the United States through compliance with applicable immigration laws, regulations, and processes. Similarly, Contractor will ensure that its personnel, in whatever country they may be located to service Company, are rightfully able to work in that country, subject to that country’s immigration and labor laws.

(b)           Company shall have the right to audit Contractor’s compliance with these requirements upon reasonable notice during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit.

For all Contractor personnel who are in positions which the Company or its affiliates, in its sole discretion, determines to be “security sensitive” (as will be noted in specific Task Orders), Contractor shall:

(c)           Prior to placement, perform criminal conviction screening through an authorized background-reporting agency. The background screen will cover at least a seven (7) year time period, and include all locations in which the Contractor personnel resided or worked during that period. Contractor shall retain a copy of such report for inspection by Company for at least one year following the end of placement at a Company worksite. Contractor shall exercise its best efforts to assure that none of its personnel pose a threat to the safe working environment at the Company site, or a threat to the integrity of business operations.  No Contractor personnel who lied by failing to disclose any prior criminal conviction on his or her pre-placement or employment application will be placed with the Company. Contractor shall also verify employment history up to the last seven (7) years.

(d)           Upon Company’s request, the background screen shall include: i) verification of the Contractor personnel’s highest level of education, and ii) driving record search.

All such screens shall be performed at the Contractor’s expense. Company shall have the right to audit Contractor’s compliance with these requirements upon reasonable notice during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit.

Security Sensitive

3.19         The term “security sensitive” means any position which requires that the incumbent perform or be responsible for performing duties:

(a)           that are directly related to the safe operation or security of a Company facility, piece of equipment or electronic data system or financial/accounting system, and

(b)           which, if not performed properly, could constitute a serious environmental, health or safety hazard to employees or the general public or a serious breach of security respecting the Company’s proprietary rights or financial, accounting or other systems.

3.20         All Contractor personnel and sub-contractor personnel who have any access to any Company matters including but not limited to infrastructure, Task Orders, documents or intellectual property will obtain a passport, to establish their credentials and ensure facilitation of travel overseas as and when it is required.

4.0          INFRASTRUCTURE

General

4.1           The Contractor is responsible for providing the base facility infrastructure of the GDC including, without limitation, secure floor space for personnel and hardware, information/communications technology hardware, software and associated support services, except those software, hardware and support services that are specifically set out to be provided at the cost of the Company in a Task Order, such as telephones, amenities, communication facilities like video-conferencing and adequate telephone lines and failure backup facilities. The Contractor undertakes to maintain standards such as of facilities and services that the Company deems adequate for the conduct of work under this Agreement and as specified by the Company from time to time.

4.2           Major infrastructure needs will be identified and agreed upon by the Company ninety (90) days in advance to ensure adequate resources will be set aside by the Contractor to implement infrastructure improvements in a timely manner.  Implementation of major infrastructure adjustments require adequate notification (a minimum of ninety (90) days prior notice) to the Company prior to commencement of the adjustments to ensure that there are no disruptions to service levels.  Such adjustments, including expansion of existing facilities or establishment of new facilities from which the Company’s Task Orders are to be executed will only be undertaken by the Contractor upon receiving explicit approval from the Company’s authorized official.

Security

4.3           The Contractor is responsible for providing network and physical security for all of its facilities. The Contractor will ensure that Company specified security policies and guidelines are adhered to all times.  Such policies include but are not limited to adequate site security, electronic access control, password protection on infrastructure allowing access to Company information, virus protection on networks and background checks for all Contractor personnel and their sub-contractors.  The Contractor will indemnify the Company, its employees, directors and officers, against third party liability arising out of a failure of the Contractor to secure its facilities.

4.4           In the course of performing Task Orders issued pursuant to this Agreement, the Contractor may have access to the Company’s computer resources. In such event, the Contractor shall use such resources exclusively for performing work on specific Task Orders or other efforts authorized by the Company such as disaster recovery testing and infrastructure maintenance. Unauthorized access to or use of Company’s computer resources are prohibited. Unauthorized use of the Company’s computing resources includes, without limitation, the following:

(a)   failing to reasonably safeguard computer resources, in the possession of the Contractor or an assigned party from damage, misuse or theft;

(b)  circumventing or attempting to compromise, for any reason, computer security regulations such as security software, virus protection, remote dial-in controls and administrative or operational procedures;

(c)   tampering with a computer system in a manner which may cause harm to computer information or lead to the unavailability of the computer resources; and

(d)  performing work of a personal or business nature not directly related to the work required to be performed under the relevant Task Order.

Company provided equipment

4.5          If the Company provides any equipment (including, without limitation, hardware and software) to the Contractor, the Contractor shall keep such equipment as a bailee and use such equipment only to complete Task Orders placed pursuant to the terms hereof. Such property, while in Contractor’s custody or control, shall be held at the Contractor’s risk and shall be subject to removal at the Company’s written request.  The Contractor shall provide semi-annual load forecasts to the Company when using the Company’s resources.

The Contractor recognizes and consents that it is liable for any unauthorized use of Company computing resources by any of its employees even if it be without the Contractor’s knowledge and approval, and that such action amounts to a material breach of this Agreement.

Communications:

4.6          The Contractor is required to be linked to the Company’s locations via high speed (1Mbps or above) data link(s). The cost of these and additional link(s) is to be borne by the Contractor. The Contractor will provide no less than quarterly reports to the Company detailing data, voice and video usage, originating to and from the GDC.

4.7          The Contractor shall ensure complete redundancy on the last mile (no single point of failure) circuits between the GDC and the GE network.

4.8          Communication links are not to be constrained by usage or capacity constraints. Use of devices or other means by which capacity is constrained are disallowed. Specifically, links shall be reliable and accessible on a 24-hour basis, 7 days a week, 365 days a year.  The Contractor is responsible for ensuring that installation of links is executed in a timely fashion with adequate planning and resource allocation.

4.9          Usage of SNA-only links must not exceed an average of 70%.  Usage of lines into the Company’s multi-protocol network must not exceed 70% over a 15 minute time period over a 10-hour day. The Company will provide assistance in measuring.

4.10        Where multiple lines are used and multiplexed into a single line, the multiplexing equipment must match Company’s standard.

4.11        The Contractor must make available to each GDC site at least one Dialcomm Channel per 4 projects, as well as ensure that there is at least 1 Dialcomm Channel per 15 Contractor personnel.

4.12        For all sites with more than 100 Contractor personnel and authorized subcontractor personnel assigned to work for or perform duties for Company, Contractor must make provision of Video Conferencing facilities.

4.13        The Contractor must provide quarterly forecasted usage and performance reports for each future two quarters.  Any occasion of a repeatable performance problem must be resolved within the next quarter. On request, the Contractor must provide video access to a point accessible for selected Company Businesses worldwide.

4.14        The Contractor may elect to buy network lines and equipment at the Company’s internal prices.  All equipment connected to the Company’s network must adhere to the Company’s published standards and technology stacks. The Company will provide standards and update them regularly. It is the responsibility of Company to provide standards, plus allow time for the Contractor to move to new standards.

4.15        Contractor shall have actionable Business Contingency Plan (BCP) and Disaster Recovery Plan (DRP) in place for each GDC location, and that such plans are in compliance with Company’s standards. Contractor shall designate a crisis management leader and also ensure that the Business Continuity Plans and Disaster Recovery Plans are updated at least monthly. Periodic backup of all data related to conduct of work under this Agreement, in compliance with Company procedure where specified and industry standard where not specified, will be taken and stored securely to facilitate disaster recovery.

4.16        The Company may, at any time, install its own communication link(s) to the Contractor.  If the Company installs its own links, the Contractor will utilize the links and provide any assistance required in connection with the installation and use of such links.

4.17        The Contractor will meet service levels on network performance, as agreed with the Company in operational procedures set from time to time. Operational procedures and service level requirements may vary from site to site as required by the Company.

Communications Security

4.18        Contractor personnel and authorized subcontractor personnel assigned to work for or perform duties for Company shall sign a Network Access Security Agreement prior to receiving an account and password that provides access to Company materials. Format to be used for such Agreement should be as specified in the GDC Security Guidelines.  Each Contractor employee and authorized subcontractor employee performing work on-site must present a copy of an executed Security Agreement to Company’s on-site contact prior to beginning work.

4.19         In addition, the Contractor will undertake to ensure the following

4.20         Prohibit and prevent unauthorized dial-in access to the Contractor LAN.

4.21        Ensure all connections to the Company network are done on isolated lines on which Internet access is not allowed.

4.22         Control and audit physical access to the building, the Contractor work area wiring closets etc.

4.23        Provide encryption for all data transfer unless the Company specifies otherwise in writing. All data encryption must be performed in conformance with applicable laws.

4.24         Implement, monitor and enforce prudent security measures and allow the Company to audit such security measures.

4.25        Ensure that any and all equipment installed by the Contractor with the agreement of the Company adheres to the Company’s published standards.

4.26        Allow the Company to inspect and review all security methods and measures undertaken by the Contractor after providing advance written notice to the Contractor during the regular working hours of the Contractor, with each party playing its own costs and expenses associated with the audit. All such methods and measures are subject to the approval of the Company.

4.27        Rigorously adhere to the GDC Security Guidelines published by the Company.  The published Security Guidelines will be made available to the Contractor and updated by the Company from time to time.

4.28        Contractor shall ensure security of Company Data that exists in any form - electronic or printed form. The Company may set guidelines time to time for ensuring the Company data is secure.

5             OTHER CONTRACTOR RESPONSIBILITIES

5.1          In addition to any of its other obligations under this Agreement (including, without limitation, under this Section 5 or any Task Order placed pursuant to the terms hereof, the Contractor undertakes to perform each of the following obligations.

Use of subcontractors

5.2          Subcontracts may only be awarded by the Contractor to its controlled subsidiaries or to suppliers under common control with Contractor and, unless otherwise expressly agreed by the Company, each subcontract will terminate immediately upon the Contractor’s loss of control of the relevant subcontractor.  Subcontractors that are not controlled subsidiaries of the Contractor may not be used without the prior written consent of the Company. Subcontractors must assign only full-time employees to Company’s work.

5.3          The Contractor will ensure that any sub-contractor personnel engaged on a Company Task Order are bound by all terms and conditions of this Agreement, including Section 12 on Confidentiality and Section 8 on Intellectual Property.  The Contractor will hold the Company free of liability arising out of its relationship with sub-contractor companies or their personnel.

Contractor’s quality certification

5.4          The Contractor represents and warrants that it will obtain SEI CMM Level 5 or equivalent and ISO 9000 quality certification on or before the second anniversary of this Agreement. Once awarded, the Contractor undertakes to maintain such quality certification during the term of this Agreement and to promptly notify the Company if, at any time, the Contractor’s certification is not renewed or is otherwise lost. The Contractor also undertakes to meet any other certification standards, including but not limited to quality and security that the Company requires, to assure itself of ongoing service quality.

5.5          The Contractor further undertakes to cooperate with the Company to incorporate, as applicable, the Company’s Six Sigma concepts and practices into its performance of work in connection with this Agreement.

The Contractor understands that if it does not meet the declared and agreed targets for Quality training/education as specified in this Agreement, then the Company may suspend the placement of new business with Contractor. If the Contractor fails to meet the targets on three consecutive quarters then the Company may terminate the Agreement for cause.

Performance measures

5.6          The Contractor acknowledges and agrees that its compliance of the terms and conditions of this Agreement is critical to the Company and undertakes, in a timely manner to:

(a)   Provide to the Company data or metrics regarding its progress in improving the quality, productivity and output of its personnel devoted to the Company’s work.  Specifically, Contractor will provide data on number of personnel, average experience, turnover, cost to Company (overall and on a project basis) and maintenance and development of personnel (for each category of personnel), from time to time as required by the Company;

(b)  Provide to the Company, data on each project covering such matters as productivity, output, quality and timeliness, cost, new development initiative measures (function points per person/day, error rates per function point, etc.) and maintenance project measures (requests serviced weekly, etc.) from time to time as required by the Company;

(c)   Develop, and share the results of, customer satisfaction surveys and reporting methodology, covering such matters as schedule adherence (delivery) and quality (meet specification, defect reduction, etc.) from time to time as required by the Company; and

(d)  Provide any other data or metrics that may be required by the Company from time to time.

Minimum Specifications

5.7          Digitization: The Contractor undertakes to provide such data and metrics through the use of automated tools and technology that the Company may require to be used, presenting such data in a style, format, manner or frequency as desired by the Company. Wherever the Company mandates the use of digitized tools for managing the GDC Program, the Contractor shall consider the same and after mutual agreement commits to purchase and use such tools at the Contractor’s expense.  In order to encourage use of tools, wherever possible in its discretion, the Company will support and facilitate the purchase and development of such tools.

5.8          Leverage:  The ratio of the Company-site (onshore) to the GDC (offshore) Contractor personnel is to decrease over time, with an increased proportional number of personnel at the GDC. The Contractor undertakes to support the Company’s initiative and meet ensure that at least 70% of all work on a Task Order, whether fixed price or time and material, is executed at the Contractor’s GDC (offshore location).

5.9          Fixed Price: The ratio of the Fixed Price to Time and Material work is to increase over time with an increased proportion of engagements being Fixed Price. The Contractor undertakes to support the Company’s initiative and ensure that 90% of all Task Orders are contracted on fixed price basis.

5.10        Quality Certification: Contractor agrees to have a Six Sigma program operational within the GE GDC, which will be led at minimum by a certified Black Belt, who has undergone training as a Master Black Belt. Contractor will select at least two employees for training as a Master Black Belt within the term of this contract.

All GE GDC employees (100%) will complete basic Quality Awareness Training before commencement or within 1 month of engagement on any of the Company’s or its affiliates Task Orders.

The Contractor must be prepared to support the GE Six Sigma initiative and will therefore aim to have 4% of GE GDC employees Black Belt certified and 10% Green Belt certified within the term of this contract. All Business Relationship Managers / Account Managers (both at the Company site and at the Contractor site) shall be Black Belt certified. Exceptions to this certification for the BRM / AM may be made at the Company’s discretion. Verification of certification must be produced upon Company’s request.

All six sigma training and certification will be within Contractor’s process, methodology and expense.

5.11        Onsite business representative: At Company locations (sites) with more than $5,000,000 of offshore volume per year, Contractor will provide, at a site designated by the Company, one (1) account manager free of cost unless otherwise agreed to by the responsible Company business manager. The Contractor and the Company will mutually agree to the scope and role of such persons from time to time.

Labor permits and licenses

5.12        The Contractor acknowledges and agrees that it is solely responsible for procuring and maintaining all necessary permits and licenses required in connection with the Contractor’s performance of this Agreement and any Task Order issued pursuant to the terms hereof, including, without limitation, processing and procuring all necessary visas and passport documents for its employees in advance of their assignment in connection with a Task Order. The Contractor will obtain all such permits, licenses and visas in a timely manner to avoid any unnecessary delay.

Use of Third Party Copyrighted Material and Intellectual Property

5.13        The Contractor warrants and represents that any Software deliverable that is part of a Task Order from Company does not and will not contain any copyrighted material or intellectual property from a Third Party unless Contractor has acquired permission or purchased a license to use such third party copyrighted material or intellectual property in Contractor’s software. Contractor further agrees to assign its permission or license to use third party copyrighted material or intellectual property to Company. To the extent that Contractor cannot effectively assign such rights, permission or license to use such third party software, Contractor agrees to indemnify Company, its employees, directors and officers, from any liability that may result from use of third party copyrighted material or intellectual property that is incorporated in software and work produced for Company by Contractor.

Compliance with Laws

5.14        The Contractor undertakes to obey and abide by all applicable laws, regulations, ordinances and other rules of the United States of America and any other country and jurisdiction where work may be performed in connection with this Agreement (including respective states, territories or subdivisions thereof or any other duly constituted public authority in any such jurisdiction). Without limiting the generality of the foregoing, the Contractor warrants that Contractor and any subcontractor that it uses will:

(a)   use no labor which violates any applicable minimum working age, conditions, wage and overtime laws in the performance of this Agreement or any Task Order issued pursuant to the terms of this Agreement;

(b)  comply with the tax and immigration laws of all jurisdictions in which its employees perform work under this Agreement or any Task Order issued pursuant to the terms of this Agreement;

(c)   comply with all personal data protection laws of all countries where Task Orders relating to this Agreement are performed; and

(d)  comply with all applicable employment laws of all countries where Task Orders relating to this Agreement are performed.

Contractor will ensure that personnel working on-site at Company locations are provided with adequate living resources. Contractor’s contractual agreements with personnel working on-site at Company locations restricting activities of such personnel must be reasonably related to legitimate purposes, such as the assurance of compliance with visa requirements, and shall not be excessive in nature. If the Company determines, in its sole discretion, that the Contractor has not complied with this provision in any material respect, then the Company may immediately terminate this Agreement in which event the Company shall have no liability whatsoever to pay compensation to the Contractor excluding for work already performed, provided that before terminating the Agreement, the Company has given sixty (60) days written notice to the Contractor to rectify the breach and thereafter the Contractor has failed to comply. The Contractor undertakes to provide all data, documents and reports as required by the Company from time to time, as evidence of compliance with statutory law as mentioned above.

The Contractor agrees to employ robust processes to ensure compliance with the provisions of this Agreement governing compliance with personnel and labor laws, including immigration and background checks, drug tests, visas, tax compliance, minimum wages. The Contractor will indemnify and hold the Company, its employees, directors and officers harmless against any and all third party liability or statutory failure that occurs as a results of the Contractor’s failure to comply with applicable legal requirements in any of the countries where work is performed for the Company. The Contractor will provide the Company with information regarding its state of compliance, as required from time to time.

5.15        In performance of this Agreement or any Task Order issued pursuant to the terms of this Agreement, Contractor will comply with Article 26(2) of the European Commission Directive 95/46/EC on the transfer of personal data to processors established in third countries, as well as all other data protection laws of all countries that are applicable to personal data transferred to Contractor under a Task Order. Where Contractor is issued a Task Order from Company or its affiliates and Article 26(2) of the European Commission Directive 95/46/EC applies, then Contractor agrees to incorporate into the Task Order Appendix B, which contains the accepted clauses required for adherence to Article 26(2) of Directive 95/46/EC. In the event that such a Task Order is executed without clauses that incorporate Appendix B of this Agreement, then Appendix B of this Agreement shall nonetheless be deemed to have attached to that Task Order.

5.16        Contractor agrees to certify and ensure that it is in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and that Contractor will supply to Company, in a manner specified by Company, documents attesting that Contractor has in place key controls that are effective and have been tested by a third party, such as an outside auditor, that monitor and ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

5.17        The Contractor represents and warrants that it is familiar with the laws of the United States of America and all other countries where Task Orders relating to this Agreement are performed, relating to international transactions, including but not limited to its export control laws and regulations, and that no such transaction involving the technology or software the Contractor receives from the Company will be undertaken without the required authority of the US Government and governments of the countries where Task Orders under this Agreement are performed.  The Contractor’s obligations under this Section 5.17 do not expire upon the termination or suspension of this Agreement or any Task Order issued pursuant to the terms hereof.

Company Policies

5.18        The Contractor undertakes to conform to the Company’s standards for integrity as reflected in the Company’s integrity policies, made known to the Contractor by the Company in writing, in the performance of work under this Agreement and any Task Order issued under this Agreement The Company will provide the Contractor with copies of such policies together with instruction of the application of such policies.

5.19        The Contractor undertakes to conform, when applicable, to the Company’s standards and policies in handling employment data, as defined and reflected in the Company’s Employment Data Protection Standards in the performance of work under this Agreement and any Task Order issued pursuant to this Agreement. The Company will provide the Contractor with copies of such policies, and reserves the right to amend and modify the standards at its sole discretion.

Expected Services and Processes

5.20        On the request of Company in a specific Task Order, the Contractor will provide personnel, computing and telecommunications resources seven (7) days per week, twenty-four (24) hours per day, 365 days per year to support the Company’s designated critical software. Such software shall be so designated in specific Task Orders and shall contain specific response time and acknowledgment requirements.

5.21        The Contractor shall provide onshore project management teams at Company sites, as necessary, to ensure a smooth workflow between Company and offshore Contractor resources.

5.22        If the Company transfers work from the Company or an existing Task Order from another supplier/contractor to the Contractor, the Contractor will complete the necessary knowledge transfers so that the relevant party can take over the functions of the Company or the Contractor, as applicable. Nothing contained in this section 5.23 shall reduce the Contractor’s obligation under this Agreement.

5.23        The Contractor shall maintain detailed documentation for all the phases of all projects including, without limitation, all source code, libraries and associated program documentation for all projects, as appropriate, for the period prescribed in Section 6.

Material Non-Public Information

5.24        In connection with its work for GE, Contractor may be exposed to material non-public information (“MNPI”).  Contractor acknowledges and understands that improper use of MNPI may be a violation of law, including the laws concerning insider trading and may subject it and its employees to prosecution, civil liability, fines and criminal penalties. If the performance of any Task Order under this Agreement requires or permits Contractor or its employees or agents to have access to MNPI, Contractor agrees to abide by the requirements of the entity issuing such Task Order for the prevention of illegal or inappropriate disclosure of, or trading on such information. Preventive measures may include training for Contractor and its employees, restrictions on trading in certain securities by Contractor and its employees, or both. Any such requirements shall be set out in the relevant Task Order.

Disclosure

5.25         As long as disclosure will not cause Contractor to violate any Securities and Exchange Commission or similar applicable laws, the Contractor shall disclose any anticipated or actual change in its ownership or financial status to the Company during the period of this Agreement. Such changes include but are not limited to public listing, changes in the constitution of the Controlling Board, mergers and acquisitions, upgrading or downgrading of financial ratings such as S&P and CRISIL. The Contractor shall not enter into merger and acquisition negotiations with any known competitors of the Company or its affiliates, without the prior consent of an authorized representative of the Company.

6              AUDIT RIGHTS

6.1           In order to assess Contractor’s work quality, conformance with applicable specifications, and compliance with the terms and conditions of this Agreement, or any Task Order issued pursuant to this Agreement, for the period of this Agreement, and for two years following its termination, Contractor shall, with reasonable notice, provide Company and its designated representatives, and shall obtain a similar right from permitted subcontractors, reasonable access to 1) all locations where work is performed in connection with the goods or services that are subject to this Agreement or any Task Order issued pursuant to this Agreement, and 2) Contractor’s books and records relating to this Agreement or any Task Order issued pursuant to this Agreement, wherever such records may be located.

Audits shall be performed during the regular working hours of the Contractor after providing the Contractor with advance written notice, with each party paying its own costs and expenses associated with the audit. All audit findings shall be treated as confidential information of the Contractor.

7              OTHER COMPANY RESPONSIBILITIES

The Company agrees to the following responsibilities in relation to this Agreement:

7.1           Ensure consistency between overall strategy and the plans and operational requirements associated with the projects entered into with the Contractor.

7.2           Work with the Contractor to ensure operational requirements are consistent with the Contractor’s capabilities and resources.

7.3           Ensure cooperation for the Contractor to perform services and create an environment where success can be achieved. Support training the Contractor team in the Company technical areas, standards and processes.

7.4           Ensure appropriate facilities and infrastructure at the Company sites to support the Contractor’s Company on-site personnel.

7.5           Where necessary, provide the Contractor with access to the Company’s host environments to support projects, including providing access to Company’s environment/equipment required for training

7.6           Where appropriate, consider opportunities to sub-license, or loan, for the term of this Agreement at no cost to the Contractor any hardware, software, case tools etc. that the Company uses to enhance productivity (to the extent permitted by the relevant product licenses) so as to ensure usage of common “best practices” in the development of personnel of the Company and the Contractor.

7.7           Make available staff resources, with specific identified expertise as needed, and on a timely basis, to support the Contractor.

7.8           Specify performance responsibilities of the Company, which are not part of the Contractor’s services.

7.9           Deliver necessary data, forms and documents to support work under this Agreement.

7.10         Define acceptance criteria, test and certify work under Task Orders for acceptance.

7.11         Facilitate, cooperate and support the Contractor as possible, including conducting, reviews audits and meetings.

7.12         Procure such software and licenses and keep current the same, which is agreed under a Task Order to be provided by the Company.

8              INTELLECTUAL PROPERTY

8.1          In view of the confidential relations contemplated between the Contractor and the Company, including the representatives and employees of each, and of the payments to be made to the Contractor as set forth above, the Contractor hereby agrees and represents:

(a)   That the deliverables under this Agreement and any Task Orders placed pursuant hereto are and shall be the exclusive property of the Company.

(b)   That it will communicate in writing and assign to the Company promptly and fully all inventions, innovations, computer programs (including source and object code and documentation), know-how and techniques (whether patentable or not or copyrightable or not and whether made solely by it or jointly with others) which are conceived or developed directly or indirectly from any work performed pursuant to this Agreement and Task Orders placed pursuant hereto. The Contractor agrees to cause Contractor personnel and authorized subcontractor personnel assigned to perform services under this Agreement to sign a Secrecy and Inventions Agreement using a format as specified by the Company in the GDC Security Guidelines, and outlined in Addendum C of this Agreement, which may be updated from time to time. At Company’s request, with reasonable notice, Contractor will present to Company the signed Secrecy and Inventions Agreements of any Contractor personnel and authorized subcontractor personnel.

(c)   That such inventions, innovations, computer programs, know-how and techniques, whether documented or not, are and shall remain the sole and exclusive property of the Company or its nominees without regard to any termination of this Agreement; and that any such materials which are copyrightable shall be deemed to be produced by the Contractor as works for hire, with the Company as the hiring party; provided, however, that any techniques, technology or tools independently developed by the Contractor not using information provided by the Company and not developed for or paid for by the

Company shall not be the intellectual property of the Company. No legends or author names may appear on or be used in connection with such inventions, innovations, computer programs, know-how and techniques of the Company unless the Contractor obtains the prior written consent of the Company.

(d)   With respect to copyrights, all copyrightable material resulting from work performed during the term of this Agreement shall be deemed to be works made for hire under the US Copyright Act and shall belong exclusively to Company. If by operation of law any such copyrightable materials are not works made for hire under the US Copyright Act, then Contractor hereby agrees to assign to Company the ownership of such materials, including all copyrights thereto.  Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available therein, and Contractor will provide Company any assistance required to perfect such protection. Contractor also agrees to waive any “artist’s rights” or “moral rights” however denominated Contractor might otherwise have in any copyrightable materials Contractor and Contractor’s personnel develop during the term of this Agreement. To the extent Contractor cannot effectively waive such rights, Contractor agrees not to seek to enforce such rights against Company or any purchaser or licensee of such materials from Company.

(e)   That it will unconditionally co-operate with and assist the Company and its nominees in every proper way during and subsequent to the term of this Agreement (entirely at the Company’s expense) to perfect the Company’s (or its nominee’s) rights and title to all such deliverables and to all such inventions, innovations, computer programs, know-how and techniques by executing or causing to be executed such instrument of assignment or other documentation as the Company may reasonably require, and to obtain and / or secure and to maintain for the Company’s benefit patents, copyrights, and / or trade secret protection for such inventions, innovations, computer programs, know-how and techniques, in any and all countries of the world.

(f)    The Company is the exclusive owner of, and Contractor is obligated to assign to the Company and to assist the Company in perfecting, all rights, titles and interests of the Company in and to the deliverables under the task and other work orders placed pursuant to this Agreement and all prior agreements between Company and Contractor for the acquisition of software, software services, or similar subject matter, and in and to the intellectual property made or conceived in the course of work performed pursuant to any of them.

(g)   That it will make and obtain adequate and current written records of and otherwise document or cause to be documented all such inventions, innovations, programs, know-how and techniques in the form of notes, sketches, drawings, flow charts, or reports relating thereto, which records shall be owned by the Company at all times and made, available to the Company upon the request of the Company.

(h)   That it is not the proprietor of any copyright or trade secret, nor the inventor, nor owner of any patent, application for patent or invention which would impair or restrict the freedom of the Company to make use of the work product called for or produced under this Agreement or Task Orders placed pursuant to this Agreement. In the event that this situation changes during the term hereof, the Contractor hereby agrees for the term hereof and thereafter not to assert any such intellectual property rights against the Company, its subsidiaries and affiliates, and their respective vendors and customers, mediate or immediate, on account of any use made of such work product (or derivatives or improvements thereof) by any of them. Contractor, on behalf of itself and its employees, hereby expressly waives any “artist’s rights” or “moral rights” it might otherwise have in the materials being developed under this Agreement. To the extent that Contractor or its personnel cannot effectively waive such rights, Contractor agrees that neither it nor its personnel will seek to enforce such rights against Company or any licensee or purchaser of such materials from Company. The Contractor agrees to obtain in writing from each of its subcontractors all commitments contained in this Paragraph 8, running in favor of the Company, its subsidiaries and affiliates and their respective vendors and customers.

(i)    That for a period of seven (7) years following the date of disclosure thereof to it, the Contractor will not disclose to any third party or itself use, except in the performance of this Agreement, any confidential information which may be made available to it in connection with its performance of this Agreement, except as may be specifically authorized in writing by a duly authorized representative of the Company. As used herein, the term “confidential information” means and includes all information furnished or made available to the Contractor orally or in writing pursuant to this Agreement or in connection with a Task Order placed hereunder and all information concerning inventions, innovations, computer programs, know-how and techniques conceived or developed directly or indirectly from any work performed pursuant to this Agreement or a Task Order hereunder, except the following:

(1)   Information actually known to the Contractor prior to its disclosure by the Company under this Agreement; or

(2)   Information independently developed by any personnel of the Contractor who had no access to Company information disclosed or developed under this Agreement;

(3)   Information available to the general public or general industry knowledge at the time of its disclosure; or which thereafter becomes available to the public or becomes general industry knowledge, without a breach of this Agreement by the Contractor;

(4)   Information furnished to the Contractor by a third party without restriction on its further disclosure;

(5)   Information which the Contractor is required to disclose by a court order provided that the Contractor promptly notifies the Company of such order in a manner that affords the Company an opportunity to respond to or resist the order; or

(6)   If the Company approves using a subcontractor, information that must reasonably be disclosed by the Contractor to its subcontractors as essential to their tender or performance of work for the Contractor; provided, however that the Contractor shall require such subcontractors to use such information solely for the performance of work as subcontractors for the Contractor hereunder and to maintain such information in confidence to the extent of the foregoing requirements of this Section 8.1(h).

The parties have no expectation that the Contractor will have any need to disclose its proprietary and confidential information to the Company. However, if in the performance of this Agreement or any Task Order placed hereunder, disclosure of the Contractor’s confidential or proprietary information is required, such information will be disclosed only in writing which has been duly marked as confidential and only after the Company has agreed in writing to accept disclosure of such information. The Company agrees to treat such information with the same degree of care in respect of use and disclosure that it uses with respect to its own similar confidential and proprietary information and shall not make available the same to any third party at any time nor make any copies or reproductions in excess of those required for business purposes at any time nor use the same for the benefit of any person other than the Contractor.

(j)    With respect to any information, knowledge or data disclosed to the Company by the Contractor, that it has the full and unrestricted right to disclose the same to the Company without incurring legal liability to others, and that the Company shall have full and unrestricted right to use and publish the same as it may see fit.

(k)   That in the conduct of work under this Agreement, the Contractor shall not use confidential or proprietary information of any third party and if such information is, or comes into the possession of the Contractor, during the term of this Agreement, the Contractor shall not communicate or otherwise disclose such confidential or proprietary information to the Company.

(l)    That the Contractor shall on its own account indemnify and hold the Company, its employees, directors and officers, harmless against and, if requested by the Company, shall handle and defend against any claim, suit, or other proceeding brought against the Company, its employees, directors and or officers, based on any allegation that any work performed by the Contractor hereunder or any product of such work, including any element(s) of such work product, constitutes a violation or infringement of any patent, copyright, trade secret, proprietary information right, or other intellectual property right provided that

(1)   the Company promptly notifies Contractor in writing of the claim,

(2)   Contractor has sole control of the defense and all related settlement negotiations, and

(3)   the Company provides Contractor with the assistance, information, and authority reasonably necessary to perform the above.

(m) Contractor shall have no liability for any claim infringement which is based on:

(1)   use of a superseded or altered release of some or all of the deliverables or any modification thereof furnished under this Agreement including, but not limited to, the Company’s failure to use corrections, fixes, or enhancements made available by Contractor;

(2)   the combination, operation, or use of some or all of the deliverables or any modification thereof furnished under this Agreement with information, software, specifications, instructions, data, or materials not furnished by Contractor if the infringement would have been avoided by not combining, operating, or using the deliverables or the modification thereof, with such material;

(3)   some or all of the deliverables or the modification thereof, which is based on the Company’s Material; or

(4)   the Company’s misuse of some or all of the deliverables or any modification thereof or use of the deliverables otherwise than for the purposes for which they have been developed or supplied.

(n)   If any of the deliverables is held or is believed by Contractor to infringe, Contractor shall have the option, at its expense, to:

(1)   modify the deliverables so as to be non-infringing,

(2)   obtain for the Company a license to continue using the deliverables, or

(3)   refund the fees paid.

8.2                              The parties agree that no licenses are granted or agreed to be granted, and no covenant not to assert is given, expressly or by implication or estoppel, by either party or its affiliates or subsidiaries to the other party, its affiliates or subsidiaries in respect of any Intellectual Property rights except as specifically provided in Section 8.1.

8.3                              The Contractor may not transfer an application from one business or Company entity to another without the written approval of the business or Company entity that provided the application to Contractor.

8.4                              Notwithstanding anything contained hereinabove, the parties expressly agree that in providing services or any deliverable under any Task Order, Contractor may utilize pre-existing proprietary methodologies, tools, software and know-how developed by or owned by Contractor (“Contractor Materials”). During the course of the project, Contractor may modify or improve the Contractor Materials, all of which modifications or improvements will be owned by Contractor. If any Contractor materials are incorporated into or furnished with a deliverable. Contractor will notify Company and Contractor will grant company a perpetual, worldwide, royalty-free, irrevocable and non-exclusive license to (i) use, execute, reproduce, display, perform, distribute, and prepare derivative works of the Contractor Materials incorporated into the deliverable, and (ii) authorize or sublicense third parties to do any of the above. The foregoing shall not in any way diminish the Contractor’s rights to use or commercialize the Contractor Materials in connection with any future projects or services. Contractor will not provide to Company any support of maintenance with respect to any Contractor Materials beyond the limits of the applicable warranty period unless otherwise specifically agreed.

9                                        WARRANTIES

9.1                                 The Contractor represents, warrants and covenants that:

(a)       Any and all deliverables under this Agreement or any Task Order issued pursuant to the terms hereof (including, without limitation, development and enhancement work) will conform to the applicable specifications and will be free from bug, error and defect;

(b)      No Security devices, program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse or trap door (including year 2000), that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, or otherwise harming the Software, any Computers, Networks, data or other electronically stored information, or computer programs or systems (collectively, “Disabling Procedures”) are incorporated into the work products. Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by the Contractor to be included in the Software. If the Contractor incorporates into the Software programs or routines supplied by other vendors, licensors, or contractors, the Contractor shall obtain comparable warranties from such providers, or take appropriate action to ensure that such programs or routines are free of Disabling Procedures.

Notwithstanding any other limitations in this Agreement, the Contractor agrees to notify the Company immediately upon discovery of any Disabling Procedures that are or may be-included in the Software, and, if Disabling Procedures are discovered or reasonably suspected to be present in the Software, the Contractor agrees to take action immediately, at its own expense, to identify and eradicate (or to equip the Company to identify and eradicate) such Disabling Procedures and carry out any recovery necessary to remedy any impact of such Disabling Procedures, The Contractor hereby expressly waives and disclaims any right or remedy it may have at law or in equity to de-install, disable or repossess (except as may otherwise be expressly provided in this Agreement) any Software by means of a Disabling Procedure, in the event the Company fails to perform any of its obligations under this Agreement.

(c)         No Contractor proprietary statements will be included with any deliverable, except to the extent mentioned in Section 8.4 hereinabove. The Contractor will identify in advance and obtain the Company concurrence for any third party or licensed supplier proprietary code and freely available shareware code, to be delivered as part of any contracted effort.

The Contractor’s performance under any and all Task Orders issued pursuant to the terms hereof shall be deemed to constitute a confirmation that each of the above representations, warranties and covenants are true and correct in all material respects.

9.2                              If there is any breach or failure to conform to such warranties and such breach or failure appears within the warranty period and the Company notifies the supplier of such defect or failure to conform, the supplier shall at its option either promptly correct any nonconformity or defect, or promptly replace the defective item with an item free from defect or nonconformity. As appropriate, defect and non-conformity shall be further defined in specific Task Orders. The Contractor will provide warranty support at no cost to the Company for all formal fixed price Task Orders for a period of 90 days from acceptance of software However, if a specific warranty period is mentioned in any Task Order, that period will be the applicable warranty period.

If, after using its reasonable efforts, the Contractor is unable to provide the Company with conforming and non-defective items, then the Contractor will refund to the Company any fees paid for such software as well as refunding the fees, as prorated, for services. The foregoing provides for the entire liability of the Contractor for breach of the warranty provided in Section 9.1 (a) of this Agreement.

The warranty provided in Section 9.1 (a) of this Agreement shall not apply and shall be rendered void in the case of:

(a)         use of a superseded or altered release of some or all of the deliverables or any modification thereof furnished under this Agreement including, but not limited to, the Company’s failure to use corrections, fixes, or enhancements made available by Contractor;

(b)        the combination, operation, or use of some or all of the deliverables or any modification thereof furnished under this Agreement with information, software, specifications, instructions, data, or materials not approved by Contractor in writing;

(c)         if the deliverables have been tampered with, altered or modified by the Company or anybody on its behalf without the written permission of Contractor; or

(d)        use of the deliverables otherwise than in accordance with the relevant documentation and otherwise than for the purposes for which they have been developed or supplied.

The warranties expressly and specifically provided in this Agreement by the Contractor are in lieu of warranty of merchantability and a warranty fitness for intended purpose.

9.3                              Warranty work may be defined by mutual agreement to be provided either on site or off site dependent on the nature of the work being conducted. Contractor’s obligations under this Section 9 may be waived only by written instruction of the Company.

9.4                             If Contractor breaches Section 9.1.b it shall be liable for any and all damages caused such breach.

10                                 INDEMNITY AND INSURANCE

10.1                     The parties shall take all necessary precautions to prevent the occurrence of any injury to persons or property during the performance of work under this Agreement and shall indemnify the other party against the expense of any and all claims, demands, suits, or other loss which may result in any way from any acts or omissions of the Company or Contractor, their agents, employees, directors, officers or subcontractors, whether on the premises of the Company/Contractor, a customer of the Company, or otherwise. Parties expressly agree to indemnify and defend the other party, its employees, directors and officers, against all claims, demands, suits or other loss which may result in any way from any acts or omissions of the other party, their agents, employees, directors, officers or subcontractors. The defaulting party further agrees to pay for all expenses and costs, excluding attorney fees, associated with aggrieved party’s efforts to enforce its right to indemnity.

10.2                     Without limiting its liability under this Agreement, the Contractor agrees to maintain the following insurance coverage and limits with respect to personnel located at and work performed at the Company’s locations: Workmen’s Compensation and Employer’s Liability-Statutory; Comprehensive General Liability including Personal Injury and Property Damage - $1,000,000 combined single limit per occurrence; Automobile Liability and Physical Damage - Bodily Injury / Property Damage combined limit $750,000 - or - the minimum prescribed by the Company’s Corporate Insurance Department per occurrence. Such insurance shall provide that the Company is an additional insured party, including for acts of the Company’s negligence that result in personal injury, death or property damage, and that Contractor’s coverage is primary with respect to other insurance. The Contractor also agrees to maintain insurance coverage for any equipment provided to the Contractor by the Company under Section 4.5 of this Agreement. Such insurance shall cover property damage and theft of such equipment up to the assessed value of the equipment, as assessed by the Company for purposes of shipping equipment to the Contractor. A Certificate of Insurance evidencing same will be issued upon request. All insurance required hereunder shall be carried by responsible insurance companies satisfactory to the Company and holding the equivalent of a ‘General Policyholder’s Rating of A’ or better as set forth in the most recent issue of Best’s Key Rating Guide. The Contractor will immediately notify the Company if at any time during the term of this Agreement the Contractor receives notice of cancellation of any insurance policy required hereunder or in the event of any material changes to any such policy. The Contractor shall provide medical benefits for the Contractor employees while on assignment at Company’s locations or elsewhere. The Contractor shall maintain insurance for work performed in its home jurisdiction that is in accordance with applicable law and common commercial practice.

11                              LIMITATION OF LIABILITY

11.1                       Notwithstanding anything contrary contained in this Agreement the Contractor’s responsibility for direct liability and immediate damage other than damages caused by violation of Paragraph 9.1 (b) of this Agreement, however characterized, shall be limited to an amount equivalent to the fees billed under the Task Order from which the damages arose. This limit does not apply to the subject matter of Section 8, or claims for personal injury or death or damage to real estate or personal property for which the Contractor is legally responsible. Further, this limit does not apply where the Company, its employees, directors or officers, incur a liability by reason of any statutory or regulatory non-compliance by the Contractor.

11.2                       In no case shall the Contractor be responsible for any indirect or consequential damages including loss of profits or claims against the Company by a third party except as set out in Section 8, and except as may result from a violation of Paragraph 9.1 (b) of this Agreement.

12                              CONFIDENTIALITY

12.1                       This Agreement and everything pertaining to its subject matter shall be treated as confidential, and shall not be communicated to any third party without the prior written consent of the Company; provided however, that the Company may share such information with its parent Company, General Electric Company, and the subsidiaries and affiliates of its parent Company.

12.2                       The Parties will not disclose to any third party or itself use, except in the performance of this Agreement, any confidential information which may be made available to it in connection with its performance of this Agreement, except as may be specifically authorized in writing by a duly authorized representative of such party. As used herein, the term “confidential information” means and includes all information furnished or made available to the either party orally or in writing pursuant to this Agreement or in connection with a Task Order placed hereunder. “Confidential information” includes, but is not limited to, personal data as defined by Article 26 of the European Commission Directive 95/45/EC. The Contractor acknowledges that breach of confidentiality by any of its personnel or its sub-contractor personnel will amount to a material breach under this Agreement and cause to terminate. This includes but is not limited to Company confidential information that may be shared by personnel who work on Company Task Orders at a GDC, as well as those who are Contractor personnel but are not engaged on Company Task Orders within a GDC.

12.3                       Any public communication whether direct or indirect, made by the Contractor, referencing the Company or it affiliates by name, logo or means that allow identification of the Company in the public domain, are prohibited except by obtaining prior written approval by a duly authorized representative of the Company. Such prohibited public communication includes but is not restricted to interviews and statements made to the press and media, marketing literature, use of Company logo on the exterior walls of GDC premises, use of Company logo on marketing literature and presentations made to third parties and use of Company name or logo in advertisements and recruitment campaigns.

12.4                       Where provided by the Company, the Contractor will adhere to document classification procedures restricting circulation.

12.5                       Further, where the Company makes available any confidential or proprietary information regarding any third party to the Contractor, under authority of such third party, for the conduct of any specific purpose of work under this Agreement, the Contractor shall not disclose or use such information beyond what is required for the aforestated specific purpose of work.

12.6                       Notwithstanding any contrary provision that may be contained herein, any party to this Agreement (and each employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that the foregoing shall not serve to authorize the disclosure of such information to the extent such information is subject to restrictions reasonably necessary to comply with applicable securities laws, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related to the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement or any Task Order issued pursuant to this Agreement. Company and Contractor acknowledge that they have no knowledge or reason to know that such disclosure is otherwise limited.

13                                  TERMINATION

13.1                      Either party may terminate this Agreement on ninety (90) days prior written notice to the other party except that any such termination shall be effective as to an ongoing assignment specified in a Task Order issued under this Agreement only when the minimum term for such ongoing assignment is completed. It is understood, however, that the provisions of this Agreement with respect to proprietary information and inventions, innovation, computer programs, know-how and techniques as set forth in Section 8 above, as well as restrictions on the handling and storing of personal and employee data, shall survive any expiration or termination of this Agreement. If either party terminates this Agreement pursuant to this Section, the Contractor shall continue to provide services to the Company for a period of up to six (6) months at the Company’s discretion. Both parties will use best efforts to ensure smooth and efficient transition of all work to any new contractor or contractors designated by Company.

Contractor hereby waives any and all claims for additional compensation or charges (including any claim for lost profits), as a result of any termination and Contractor hereby agrees that its sole remedy hereunder shall be to receive compensation in accordance with this Section.

13.2                      If either party terminates this Agreement pursuant to Section 13.1, then promptly upon the expiry of the ninety (90) day notice period the Contractor will deliver to the Company all documents, document drafts, work papers, notes, and charts of any description, including electronic media, furnished or made available by the Company or produced by the Contractor in the course of work effort pursuant to this Agreement and retain no copy. The Contractor shall also return to the Company any equipment it may have received from the Company under the terms of Section 4.5 of this Agreement. Notwithstanding anything contained herein, the parties may separately provide in the Task Order for termination of such Task Order in accordance with terms specifically agreed upon by the parties for that Task Order.

13.3                      Except for termination based on Section 5.14 to 5.17 of this Agreement, upon termination, all amounts payable by the Company to the Contractor for services rendered (including parts thereof) up to the effective date of termination, shall be paid by the Company.

14                                  GOVERNING LAW

14.1                       This Agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America, excluding its conflict of laws rules.

15                                  DISPUTE RESOLUTION

15.1                       Both Parties acknowledge that the non-breaching party will be irreparably harmed by any breach of Sections 8 and or 12 of this Agreement and that damages would be difficult impossible to ascertain and that the non-breaching party will have no adequate remedy at law. Accordingly, upon any such breach or threatened breach with respect to Sections 8 and 12 of this Agreement, in addition to any other rights or remedies at law or other relief to which non-breaching party may be entitled, and notwithstanding the arbitration clause herein, the non-breaching party shall be entitled, without the posting of any bond or other security, to seek an injunction or an order of specific performance or other equitable relief with respect to such breach or threatened breach to protect the non-breaching party’s rights. All ancillary claims as well as damages shall remain subject to dispute resolution as described in this section.

15.2                       With the exception of any disputes, controversies and questions directly or indirectly arising under, out of, in connection with or in relation to Section 8 and or 12 of this Agreement, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the formation, breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of the London Court of International Arbitration in effect at the time of arbitration, except as they may be modified herein or by mutual consent of the parties. The seat of the arbitration shall be London, England, and it shall be conduced in the English language.

Three arbitrators shall conduct the arbitration. The party initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the LCIA Court. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the LCIA Court has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the LCIA Court shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, may enter judgment upon the award.

15.3                       Section 14.1 of this Agreement determines the governing law of this Agreement, including for arbitration purposes.

15.4                       For the purposes of section 45 of the Arbitration Act 1996 (UK), the Company and the Contractor hereby agree to exclude their right to apply to the Court to determine any question of law.

15.5                       For the purposes of section 69 of the Arbitration Act 1996 (UK), the Company and the Contractor hereby agree to exclude their right to appeal to the Court on a question of law.

15.6                       The Company and the Contractor hereby stipulate that this Agreement and the obligations and relationships resulting here from are commercial and that the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) applies to this Agreement and to any arbitral award or order resulting from any arbitration conducted hereunder.

15.7                       Should either the Company or the Contractor make application to the Arbitral Tribunal in accordance with Article 22.1(h) of the LCIA Rules for the joinder in the arbitration of subcontractors or agents of the Contractor, the Company and the Contractor hereby consent to such joinder.

15.8                       The Contractor shall include in its contracts with its sub-contractors and agents a provision requiring such persons to consent to any application that may be made by the Company or the Contractor under Article 22.1(h) of the LCIA Rules to join such sub-contractors or agents as parties to any arbitration under this Agreement.

16                                  GENERAL

Assignment

16.1                      Neither party may assign the rights and obligations of this Agreement to any other party without the prior written consent of the other party (such consent not to be unreasonably withheld), except that:

(1)         Company may assign the rights and obligations of this Agreement to another subsidiary of General Electric Company without obtaining the Contractor’s prior written consent; and

(2)         Contractor may assign its rights and obligations under this Agreement, without Company’s prior written consent, to a wholly-owned subsidiary.

Offsets

16.2                      The Company reserves the right to credit the value of this Agreement against any present or future offset or industrial participation requirements incurred by the Company, General Electric Company or any of its subsidiaries or affiliates, with any applicable Government or with any applicable company provided such credit is permissible under the applicable counter trade or offset guidelines and there is no loss of export earnings benefits to the Contractor. The Contractor agrees to use its best efforts to assist the Company to secure such credit.

Force Majeure

16.3                      Failure of either party to perform any of the covenants hereunder by reason of acts of God, strikes, labor disputes, war, transportation delays, or any other reason beyond its reasonable control shall not constitute a breach of this Agreement. In the event that any such force majeure event affects Contractor, Contractor shall allocate available resources to completion of work under Task Orders already placed pursuant to this Agreement over and above any of its other commitments.

Severability

16.4                      If any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closed to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Headings and Language

16.5                      Headings contained in this Agreement are for reference or convenience purposes only and will not affect the meaning, interpretation or effect of this Agreement. This Agreement is drawn up in the English language. If it is translated into another language, the English language text shall in any event prevail.

Amendments

16.6                      The terms and conditions of this Agreement may not be amended or modified, except in a writing signed by both parties or in connection with an approved Change Order. It is expressly agreed that any terms and conditions of Company’s Change Order shall be superseded by the terms and conditions of this Agreement to the extent that such terms may be in conflict unless expressly agreed otherwise in the Change Order.

Survival

16.7                      Sections 8 and 12 shall survive the expiration or termination of this Agreement, as well as any other provision of this Agreement, which in accordance with its terms is intended to survive the termination of this Agreement.

Waiver/Non-exercise

16.8                      Failure of either party at any time to exercise a right under, or require performance of, any provision of this Agreement shall not affect the right to subsequently exercise that right or require full performance thereof (as the case may be) at any time thereafter. The waiver by any party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any subsequent breach or as nullifying the effectiveness of such provision.

Entire Agreement

16.9                      This Agreement, including all Addenda, Attachments and Exhibits, constitutes the entire Agreement between the parties and shall supersede all prior offers, negotiations, exceptions and understandings, whether oral or written, between the parties hereto relating to the products and services called for hereunder. If there is any conflict between this Agreement and its Addendums, Attachments, and Exhibits, the language in this Agreement shall apply. No modification of any provision of this Agreement shall be binding upon the Company or the Contractor unless evidenced by a written agreement executed by both parties. Nothing contained in this Section 16.8 precludes the Company from submitting Task Orders to the Contractor in accordance with this Agreement

16.10                The Company and Contractor may mutually agree on specific conditions that supersede the terms and conditions contained in this Agreement for specific Task Orders. Such conditions will be explicitly stated in those Task Orders and wherever there is a conflict between this Agreement and such Task Orders, the language in the Task Order shall apply. The parties agree that signed fax copies or e-mail signatures (i.e. scanned copies) of all Task Orders issued pursuant to this Agreement, as well as any approved change requests thereof, shall be binding and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement.

GENERAL ELECTRIC INTERNATIONAL,		PATNI COMPUTER SYSTEMS, INC
INC.

By:	/s/ Steven John Morrison	By:	/s/ Narendra K. Patni

Name:	STEVEN JOHN MORRISON	Name:	Narendra K. Patni

Title:	GDC DIRECTOR	Title:	President and Chief Executive Officer

Date: November 12, 2003		Date: November 12, 2003

In the presence of:		In the presence of:

/s/ R. Raghavendra		/s/ Sunil Chitale

Name:	R. RAGHAVENDRA	Name:	Sunil Chitale

Title:	DIRECTOR - GDC OPERATIONS	Title:	General Manager - Software

Addendum A

FEES AND PAYMENT

All fees, pricing, rates and payment details are contained in this Addendum A to the Agreement.

A1.                          The Contractor should predominantly engage with the Company through Fixed Price engagements as defined in Section 2.2 of this Agreement. On a quarterly basis, Contractor should share with Company their plans of achieving a target of 90% of Contractor and Company engagements being Fixed Price.

The Company shall bid those few engagements that need to be on Time and Material on a project-by-project basis. Unless otherwise agreed in advance by the Company, the terms of bids submitted by Contractor for Time and Material engagements are inclusive of all overhead costs (including, without limitation, communication and networked desktop PCs with standard software (such as MS-DOS, Windows and Terminal emulation software), all payroll taxes, employee benefits, training, travel and living, supplies, administration, insurance and other expenses or costs of any nature and all the Contractor equipment. Prices are exclusive of all taxes that may be levied or assessed on these services outside of the home jurisdiction of the GDC (such as sales, use, excise, value added or taxes based on the Company’s income) that shall be the responsibility of the Company to pay. Any taxes on these services that may be levied or assessed in the home jurisdiction of the GDC shall be the responsibility of the Contractor to pay.

Task Orders

A.2                          Each Task Order will specify the payment terms applicable to that Task Order.

A.3                          Task Orders issued pursuant to this Agreement shall set out a fixed price or an appropriate estimate of person years to complete projects. If the Contractor takes less than the estimated person years on a fixed price project because of efficiency or productivity gains, no credit accrues directly to the Company on that project.

A.4                          If the Contractor takes more than the estimated person years on a fixed price project because of poor estimation or loss of productivity through the Contractor’s inefficiency, or for any other reason, the Contractor is solely responsible for the extra resources applied to complete the project.

A.5                          Substantial expected deviations from estimates set out in Task Orders must be communicated to the Company as soon as they become apparent.

A.6                           If the delay in completion of project is due to Company, then the incremental charge beyond scoped timeframe would be at the T&M rate defined in the Task Order for such a situation.

Purchase Order

A.7                          All Task Orders must be associated with a Purchase Order, at the time the Company places such Task Order with the Contractor. The Contractor agrees that the Company is not obligated to make any payment for services rendered before or without the placement of a Purchase Order, unless the parties have expressly agreed otherwise.

Competitiveness

A.8                             The Company and the Contractor shall hold meetings once or twice a year (timing consistent with other meetings) to specifically review the pricing and productivity improvements the

Contractor has implemented to ensure the Contractor’s competitive position in the marketplace and to ensure that the Company’s contract with the Contractor reflects the Contractor’s competitiveness.

Most favored customer pricing

A.9                          The Company expects that all of the pricing terms, warranties and benefits granted by the Contractor herein are comparable to or better than the equivalent terms currently being offered by the Contractor to any present similarly placed customer. If the Contractor, agrees with any other similarly placed customer to providing greater benefits or more favorable terms, this Agreement shall thereupon be deemed amended to require Contractor to provide the same to the Company and the Contractor shall promptly inform the Company of such change. For the purpose of this clause, the term Customer excludes all customers that do not receive services materially similar to those offered to the Company.

Invoices

A.10                    Company may, in each Task Order, designate the form of invoice to be used by Contractor under that Task Order. The Contractor agrees that any invoices submitted for payment to the Company will include the following details, without which the Company is not obligated to make payment of such invoices. Details required include but are not limited to associated Company Purchase Order number, associated Task Order number, detailed breakup of amount to be paid, date by which payment is due, details of service provided, name of Company official placing Task Order, details of applicable discount if any.

Currency

A.11                   To the extent permitted by applicable law, Company may designate in any Task Order that payment will be made in the currency of the jurisdiction from which the Task Order is issued. In such cases, Contractor will bill Company monthly, converting the US Dollar contract rate to local currency at the rate published in Financial Times of London on the last Tuesday of the month in which work is performed. In all other cases, Contractor will bill and Company will remit payment in US Dollars.

The Company can negotiate a Fixed Price Contract with the Contractor in any currency depending on the jurisdiction from which the Task Order is issued.

A.12                     All Contractor invoices shall be delivered to Company within 15 days of the Invoice Date, and must clearly identify the Task Order, Purchase Order, or other Company authorization to which it applies. The Company will not pay invoices older than 180 days unless a documented dispute proceeding is ongoing.

A. 13                 All quotations in response to requests for proposals to perform Task Orders issued pursuant to this Agreement shall specify whether and which taxes, if any, are excluded from the quoted price, and the amount of such taxes. No taxes other than sales, use, consumption, service or other similar taxes and levies may be included in any price quotation responding to a request for proposal to perform a Task Order. Under no circumstances shall income taxes or similar taxes payable on the income of the Contract or its personnel be included in any quoted price.

Addendum B

Standard Contractual Clauses for to be Incorporated when Adherence to Article 26(2) of the
European Commission Directive 95/46/EC is Required

The following clauses are to be incorporated into all Task Orders issued pursuant to this Agreement where adherence to Article 26(2) of the European Commission Directive 95/46/EC is required.

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection

Name of the Data Exporting Organization [Name of Company or Company Affiliate]

Address

tel	; fax:	; e-mail:

Other information needed to identify the organization

Above named organization shall hereby be known as “the Data Exporter”

and

Name of the Data Importing Organization [Name of Contractor]

Address

tel	; fax:	; e-mail:

Other information needed to identify the organization

Above named organization shall hereby be known as “the Data Importer”

HAVE AGREED on the following contractual clauses (‘the Clauses’) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the Data Exporter to the Data Importer of the personal data specified in Appendix 1 of Article 26(2) of Directive 95/46/EC.

Clause 1

Definitions

For the purposes of the Clauses:

(a)                              “personal data”, “special categories of data”, “process/processing”, “controller”, “processor”, “Data Subject” and “Supervisory Authority” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“the Directive”)(1);

(b)                               “the Data Exporter” shall mean the Controller who transfers the Personal Data;

(c)                              “the Data Importer” shall mean the processor who agrees to receive from the Data Exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of these Clauses and who is not subject to a third country’s system ensuring adequate protection;

(d)                             “the Applicable Data Protection Law” shall mean the legislation protecting the fundamental rights and freedoms of natural persons and, in particular, their right to privacy with respect to the processing of personal data applicable to a Data Controller in the Member State in which the Data Exporter is established;

(e)                              “technical and organizational security measures ” shall mean those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

The Data Subject can enforce against the Data Exporter this Clause, Clause 4 (b) to (h), Clause 5 (a) to (e), and (g), Clause 6 (1) and (2), Clause 7, Clause 8 (2), and Clauses 9, 10 and 11, as third-party beneficiaries.

The Data Subject can enforce against the Data Importer this Clause, Clause 5 (a) to (e) and (g), Clause 6 (1) and (2), Clause 7, Clause 8 (2), and Clauses 9,10 and 11, in cases where the Data Exporter has factually disappeared or has ceased to exist in law.

The parties do not object to a Data Subject being represented by an association or other body if the Data Subject so expressly wishes and if permitted by national law.

Clause 4

Obligations of the Data Exporter

The Data Exporter agrees and warrants:

(a)                              that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant Authorities of the

(1)                                  Parties may reproduce Directive 95/46/EC’s definitions and meanings within this clause if they considered it better for the contract to stand-alone.

Member State where the Data Exporter is established) and does not violate the relevant provisions of that State;

(b)                             that he has instructed and throughout the duration of the personal data processing services will instruct the Data Importer to process the personal data transferred only on the Data Exporter’s behalf and in accordance with the applicable data protection law and these clauses;

(c)                              that the Data Importer shall provide sufficient guarantees in respect of the technical and organizational security measures specified in Appendix 2 to this contract;

(d)                             that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)                              that he will ensure compliance with the security measures;

(f)                                that, if the transfer involves special categories of Data, the Data Subject has been informed or will be informed before, or as soon as possible after, the transfer that his data could be transmitted to a third country not providing adequate protection;

(g)                             that he agrees to forward the notification received from the Data Importer pursuant to Clause 5(b) to the Data Protection Supervisory Authority if he decides to continue the transfer or to lift his suspension;

(h)                             to make available to the Data Subjects upon request a copy of the Clauses set out in this Annex, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures.

Clause 5

Obligations of the Data Importer(2)

The Data Importer agrees and warrants:

(a)                              to process the Personal Data only on behalf of the Data Exporter and in compliance with his instructions and the clauses; if he cannot provide such compliance for whatever reasons, he agrees to inform promptly the Data Exporter of his inability to comply, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)                             that he has no reason to believe that the legislation applicable to him prevents him from fulfilling the instructions received from the Data Exporter and his obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, he will promptly notify the change to the Data Exporter as soon as he is aware, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)                              that he has implemented the technical and Organizational security measures specified in Appendix 2 before processing the personal data transferred;

(d)                                 that he shall promptly notify the Data Exporter about:

(i)                         any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation;

(ii)                      any accidental or unauthorised access; and

(iii)                   any request received directly from the data subjects without responding to that request, unless he has been otherwise authorised to do so.

(e)                              to deal promptly and properly with all inquiries from the Data Exporter relating to his processing of the Personal Data subject to the transfer and to abide by the advice of the Supervisory Authority with regard to the processing of the data transferred;

(f)                                at the request of the Data Exporter to submit his data processing facilities for audit of the processing activities covered by the clauses which shall be carried out by the Data Exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the Data Exporter, where applicable, in agreement with the Supervisory Authority;

(g)                             to make available to the Data Subject upon request a copy of the Clauses set out in this Annex, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the Data Subject is unable to obtain a copy from the Data Exporter.

Clause 6

Liability

(2)                             Mandatory requirements of the national legislation applicable to the Data Importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedoms of others, are not in contradiction with the standard contractual clauses. Some examples of such mandatory requirements which do not go beyond what is necessary in a democratic society are, inter alia, internationally recognised sanctions, tax-reporting requirements or anti-money-laundering reporting requirements.

1.                                   The parties agree that a Data Subject who has suffered damage as a result of any violation of the provisions referred to in Clause 3 is entitled to receive compensation from the Data Exporter for the damage suffered.

2.                                   If a Data Subject is not able to bring the action referred to in paragraph 1 arising out of a breach by the Data Importer of any of his obligations referred to in Clause 3 against the Data Exporter because the Data Exporter has disappeared factually or has ceased to exist in law or became insolvent, the Data Importer agrees that the Data Subject may issue a claim against the Data Importer as if he were the Data Exporter.

3.                                   The parties agree that if one party is held liable for a violation of the clauses committed by the other party, the letter will, to the extent to which it is liable, indemnify the first party for any cost, charge, damages, expenses or loss it has incurred.

Indemnification is contingent upon:

(a)                                the Data Exporter promptly notifying the Data Importer of a claim; and

(b)                                 the Data Importer being given the possibility to cooperate with the Data Exporter in the defence and settlement of the claim(3).

Clause 7

Mediation and Jurisdiction

1.                                   The Data Importer agrees that if the Data Subject invokes against him third-party beneficiary rights and/or claims compensation for damages under the clauses, the Data Importer will accept the decision of the Data Subject:

(a)                                  to refer the dispute to mediation, by an independent person or, where applicable, by the Supervisory Authority;

(b)                                 to refer the dispute to the courts in the Member State in which the Data Exporter is established.

2.                                   The Data Importer agrees that, by agreement with the Data Subject, the resolution of a specific dispute can be referred to an arbitration body if the Data Importer is established in a country that has ratified the New York Convention on enforcement of arbitration awards.

3.                                   The parties agree that the choice made by the Data Subject will not prejudice his substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8

Cooperation with Supervisory Authorities

1.                                       The Data Exporter agrees to deposit a copy of this contract with the Supervisory Authority if it so requests or if such deposit is required under the applicable data protection law.

2.                                       The parties agree that the Supervisory Authority has the right to conduct an audit of the Data Importer which has the same scope and is subject to the same conditions as would apply to an audit of the Data Exporter under the applicable data protection law.

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the Data Exporter is established, namely [Enter name of European Union Country]

(3)                                  Paragraph 3 is optional.

Clause 10

Variation of the contract

The parties undertake not to vary or modify the terms of the Clauses.

Clause 11

Obligation after the termination of Personal Data Processing Services

1.               The parties agree that on the termination of the provision of Data Processing Services, the Data importer shall, at the choice of the Data Exporter, return all the personal data transferred and the copies thereof to the Data Exporter or shall destroy all the personal data and certify to the Data Exporter that he has done so, unless legislation imposed upon the Data Importer prevents him from returning or destroying all or part of the personal data transferred. In that case, the Data Importer warrants that he will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.               The Data Importer warrants that upon request of the Data Exporter and/or of the Supervisory Authority, he will submit his data processing facilities for an audit of the measures referred to in paragraph 1.

On behalf of the Data Exporter:

Name (written out in full):
Position:
Address:
Other information necessary in order for the contract to be binding (if any):
Signature

(stamp of Organization)

On behalf of the Data Importer:

Name (written out in full):
Position:
Address:
Other information necessary in order for the contract to be binding (if any):
Signature

(stamp of Organization)

APPENDIX 1 to the Standard Contractual clauses

This appendix forms part of the Clauses and must be completed and signed by the parties (*The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix)

Data Exporter

The Data Exporter is (please specify briefly your activities relevant to the transfer):

Data Importer

The Data Importer is (please specify briefly your activities relevant to the transfer):

Data Subjects

The personal data transferred concern the following categories of Data Subjects (please specify):

Categories of data

The personal data transferred concern the following categories of data (please specify):

Special Categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify):

Processing Operations

The personal data transferred will be subject to the following basic processing activities (please specify):

DATA EXPORTER	DATA IMPORTER

Name:

Authorized
Signature

APPENDIX 2 to the Standard Contractual Clauses

This appendix forms part of the Clauses and must be completed and signed by the parties

Description of the technical and Organizational security measures implemented by the Data Importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached:

Addendum C

Secrecy and Inventions Agreement

All Contractor personnel who are assigned to perform works and tasks for the Company should sign the following Agreement.

Dear                                    :

You have been assigned by                                                to perform contract services in the                                                                area of the General Electric International, Inc. (GEII) offshore development center. As a condition of your undertaking to perform contract service work for GEII, its parent company, General Electric Company, or a subsidiary or affiliate thereof (as the case may be) (GE), it is necessary for you to agree to hold information which you learn about GE during the course of this work in confidence, and further to provide that the results of your work will be owned by GE.

This Agreement is for the benefit of, and has been reviewed and approved by GE.

1.               Conflict of Interest. You warrant that your work with GE will not in any way conflict with any continuing interests or obligations you may have to prior places of employment. Your further warrant that, during your assignment to GE, you will refrain from any other activities which would present a conflict of interest with your work on behalf of GE.

2.               Secrecy. You agree to hold in confidence all proprietary information which you obtain from or develop for GE, and you agree not to use on your own behalf or on behalf of others, or disclose to others, at any time during or after termination of this Agreement, such information without the prior written consent of GE. You also agree that you will not knowingly disclose to GE any information that is known to be secret, confidential, or proprietary to any other person or firm.

3.               Inventions You agree that any inventions, suggestions, ideas, innovations, or reports made or conceived by you as a result of the services performed hereunder, shall be promptly disclosed to, and shall be the sole property of, GE. You will cooperate with GE in obtaining patents on any such inventions and shall execute any documents tendered by GE to convey or perfect ownership in such inventions. You will assist GE, at its expense, in any manner that GE deems necessary to obtain, maintain, or sustain such patents. Should any such inventions, suggestions, ideas, or reports be the results of combined efforts with, or the invention of, any person or persons, other than yourself, you will so inform GE at the time of submission thereof. Your obligations hereunder shall survive termination of this Agreement.

4.               Copyrights. With respect to copyrights, all copyrightable material resulting from work performed during the term of this Agreement shall be deemed to be works made for hire and shall be long exclusively to GE. If by operation of law any such copyrightable material are not works made for hire, then you agree to and hereby assign to GE the ownership of such materials including all copyrights thereto. GE may obtain and hold in its own name copyrights, registrations, and other protection that may be available therein, and you will provide GE any assistance required to perfect such protection. You also agree to waive any “artist’s rights” or “moral rights” you might otherwise have in any copyrightable materials you develop during the term of this Agreement. To the extent you cannot effectively waive such rights, you agree not to seek to enforce such rights against Company or any purchaser or licensee of such materials from Company.

5.               Employer-employee Relationship  In furnishing services pursuant to this Agreement, you will at all times be acting as an employee of.                                                     As

such, you will not be an employee of GE and will not be reason of this Agreement of your services performed hereunder be entitled to participate in or receive any benefit or right under any of its employee benefit or welfare plans, including, without limitation, employee insurance, pension, savings and stock bonus, and savings and security plans.

If the foregoing terms are acceptable to you as a condition for performing services for GE, please indicate your acceptance by signing one copy of this letter and returning it to us. You may retain the other copy for your information and file.

Very truly yours,

Company

By:
ACCEPTED:

Date: